Elicio Therapeutics Presents Updated Results from ELI-002 Phase 1 AMPLIFY-201 Study at ESMO Immuno-Oncology Congress 2024 Your publication date and time will appear here. | Source: Elicio Therapeutics Inc. Updated Phase 1 data include a 16.3-month median recurrence-free survival (“mRFS”) and 28.9-month median overall survival (“mOS”) from full study population Strong correlation observed between mRFS and strength of T cell response Event-driven interim analysis from randomized Phase 2 trial expected in H1 2025 BOSTON, Dec. 12, 2024 (GLOBE NEWSWIRE) -- Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, presented updated results from the Phase 1 AMPLIFY-201 clinical trial (NCT04853017) of ELI-002, an Amphiphile (“AMP”) cancer vaccine that targets KRAS-mutant tumors, at the ESMO Immuno- Oncology Congress 2024 in Geneva, Switzerland. ELI-002 was evaluated in individuals with mutant KRAS (“mKRAS”)-driven colorectal or pancreatic cancer with residual circulating tumor DNA and/or serum tumor biomarkers, who remain at high risk of disease recurrence following standard locoregional treatment. The updated clinical results, featured in an oral presentation by Shubham Pant, M.D., MBBS, of the University of Texas, MD Anderson Cancer Center, build upon earlier results published in Nature Medicine. With a median study follow-up of 19.7 months, ELI-002 continues to show a favorable safety profile, the ability to elicit mKRAS- specific T cell responses in most patients, and encouraging efficacy data with respect to mRFS and mOS. Share 12/11/24, 2:29 PM Web https://distribute.notified.com/Preview/PnrArticlePreview?r=7447982&l=eng 1/5

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Christopher Haqq, M.D., Ph.D., Elicio's Executive Vice President, Head of Research and Development and Chief Medical Officer, added, "With longer follow-up from AMPLIFY-201, we are encouraged that individuals who received ELI-002 are continuing to do well, exceeding expectations based on historical cohorts of similar populations with KRAS-mutant pancreatic and colorectal cancers. Furthermore, these data show a strong correlation between T cell response, tumor biomarker reductions, and reduced risk of progression or death—which was also observed in the Phase 1 portion of our AMPLIFY-7P trial. As we continue working to bring this potentially transformative off-the-shelf vaccine to cancer patients, we look forward to the interim analysis of the randomized Phase 2 portion of AMPLIFY-7P, expected in the first half of 2025."

AMPLIFY-201 is a multicenter, open-label, dose-ranging Phase 1 study designed to evaluate the safety and tolerability of the ELI-002 two-peptide formulation (ELI-002 2P). The trial enrolled a total of 25 individuals—including 20 with pancreatic ductal adenocarcinoma ("PDAC") and five with colorectal cancer ("CRC"). To qualify for enrollment, all study patients underwent successful (R0/R1) surgical resection of tumors harboring two common KRAS mutations (G12D and G12R) but remained at high risk of relapse based on positive minimal residual disease (MRD) status. A seven-peptide formulation of ELI-002 (ELI-002 7P), designed to target additional KRAS mutations (G12D, G12R, G12V, G12C, G12A, G12S and G13D), is currently being evaluated in a fully-enrolled, randomized Phase 2 study (NCT05726864), which an interim analysis is expected in H1 2025.

The presentation featured updated mRFS and mOS data (data cutoff September 24, 2024) as well as previously-presented safety, immunogenicity and biomarker response data (data cutoff September 6, 2023) from 25 evaluable individuals who received doses of ELI-002 2P ranging from 0.1 mg to 10.0 mg. Key observations include:

- A 16.3-month mRFS and 28.9-month mOS for the full study cohort (n=25)
- mRFS has not yet been reached in patients with above-median T cell responses (n=13); patients who achieved below-median T cell responses (n=12) achieved a 4.0-month mRFS (HR=0.226; p=0.0184)
- Similar mRFS was observed between the PDAC subgroup (15.3 months; n=20), the CRC subgroup (16.3 months; n=5) and the full study cohort (16.3 months; n=25)
- 28.9-month mOS was identical for the PDAC subgroup and the full study cohort, comparing favorably to a historical PDAC control group (Groot et al., 2019. *Clin Cancer Res* 25:4973); mOS was not reached in the CRC subgroup (n=5)
- *Ex vivo* expansion of mKRAS-specific T cells with concomitant tumor biomarker reductions in most patients

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ELI-002 2P was well-tolerated, with no Grade 3/4 treatment-emergent adverse events, dose-limiting toxicities or cases of cytokine release syndrome observed About Elicio Therapeutics Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies to prevent the recurrence of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio’s AMP technology aims to enhance the education, activation, and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio’s ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. Elicio’s pipeline includes additional off-the- shelf therapeutic cancer vaccines, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an off-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7- peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI- 002. About the Amphiphile Platform 12/11/24, 2:29 PM Web https://distribute.notified.com/Preview/PnrArticlePreview?r=7447982&l=eng 3/5

Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site-specific delivery of disease- specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node- targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. In preclinical models, Elicio observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, the expected participation and presentation at upcoming conferences and medical meetings, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to 12/11/24, 2:29 PM Web https://distribute.notified.com/Preview/PnrArticlePreview?r=7447982&l=eng 4/5 identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway and ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including interim analysis of the randomized Phase 2 portion of the AMPLIFY-7P trial, expected in the first half of 2025; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors”, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Carlo Tanzi, Ph.D. ctanzi@kendallir.com 12/11/24, 2:29 PM Web https://distribute.notified.com/Preview/PnrArticlePreview?r=7447982&l=eng 5/5